Exhibit 10.1

Jill Putman

898 Oak Court

Eagan, MN 55123

January 3, 2025

Dear Jill,

This letter agreement (this “Agreement”), dated as of January 3, 2025 (the “Effective Date”), sets forth the terms and conditions whereby Jill Putman (“You” or “Your”) agrees to provide the services described below to Integral Ad Science Holding, Corp., a Delaware corporation (the “Company”).

1. Services.

1.1 The Company hereby engages You, and You hereby accept such engagement to serve as Interim Chief Financial Officer (“CFO”) of the Company, as a non-employee independent contractor, reporting to the Company’s Chief Executive Officer (“CEO”), to perform the services and duties and to exercise the powers normally incident to the office of the principal financial officer of the Company and such other duties as may be prescribed by the Board of Directors of the Company and/or the CEO, from time to time(“Services”).

1.2 During the Term of the Agreement, You shall be deemed an executive officer of the Company as defined under Rule 3b-7 of the Securities Exchange Act of 1934. To the extent You perform any Services on the Company’s premises or using the Company’s equipment, You shall comply with all applicable policies of the Company relating to business and office conduct, health and safety and use of the Company’s facilities, supplies, information technology, equipment, networks and other resources.

2. Term. The term of this Agreement shall commence on the Effective Date and continue until terminated in accordance with Section 9 (the “Term”).

3.	Fees and Expenses.

3.1 As full compensation for the Services and the rights granted to the Company in this Agreement, the Company shall pay You $83,333 per month during the Term. You acknowledge that You shall be solely responsible for all federal, state and local taxes, as set out in Section 4.2.

3.2 You will be granted a one-time award of Restricted Stock Units (“RSUs”) with an aggregate value of $1,200,000.00. The effective grant date will be the date the Board of Directors approves the award. The actual number of shares of IAS will be provided to you based on the 60-trading day average closing stock price, with the final day of the averaging period being the last trading day prior to the grant date. Your award will vest over a 1-year period with 16.67% vesting each month for the first three months and the remaining amount in 9 equal installments of 5.56%, subject to your continued service as interim CFO through the applicable vesting date. Your award will be governed by the IAS 2021 Omnibus Incentive Plan and the award agreement under which it is issued.

3.3 IAS will reimburse You for any travel or expenses incurred by You in connection with the performance of the Services.

4. Relationship of the Parties.

4.1 You are an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between You and the Company for any purpose. You have no authority (and shall not hold Yourself out as having authority) to bind the Company and You shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

4.2 Without limiting Section 4.1, You will not be eligible to participate in any group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on your behalf. You shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by You in connection with the performance of the Services shall be Your employees or contractors and You shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employees or contractors.

5. Intellectual Property Rights.

5.1 The Company is and shall be, the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement (collectively, the “Deliverables”), including all patents, copyrights, trademarks, trade secrets and other intellectual property rights (collectively “Intellectual Property Rights”) therein. You agree that the Deliverables are hereby deemed a “work made for hire” as defined in 17 U.S.C. § 101 for the Company. If, for any reason, any of the Deliverables do not constitute a “work made for hire,” You hereby irrevocably assign to the Company, in each case without additional consideration, all right, title and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein.

5.2 Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” (collectively, “Moral Rights”). You hereby irrevocably waive, to the extent permitted by applicable law, any and all claims You may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Deliverables.

5.3 You shall make full and prompt disclosure to the Company of any inventions or processes, as such terms are defined in 35 U.S.C. § 100 (the “Patent Act”), made or conceived by You alone or with others during the Term, related in any way to the Services described herein, whether or not such inventions or processes are patentable or protected as trade secrets and whether or not such inventions or processes are made or conceived during normal working hours or on the premises of the Company. You shall not disclose to any third party the nature or details of any such inventions or processes without the prior written consent of the Company. Any patent or copyright applications relating to the Services, related to trade secrets of the Company or which relate to tasks assigned to You by the Company, that You may file within one year after expiration or termination of this Agreement, shall belong to the Company, and You hereby assign same to the Company, as having been conceived or reduced to practice during the term of this Agreement.

5.4 Upon the request of the Company, You shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist the Company to prosecute, register, perfect, record or enforce its rights in any Deliverables. In the event the Company is unable, after reasonable effort, to obtain Your signature on any such documents, You hereby irrevocably designate and appoint the Company as Your agent and attorney-in-fact, to act for and on Your behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other intellectual property protected related to the Deliverables with the same legal force and effect as if You had executed them. You agree that this power of attorney is coupled with an interest.

5.5 You have no right or license to use, publish, reproduce, prepare derivative works based upon, distribute, perform, or display any Deliverables. You have no right or license to use the Company’s trademarks, service

6. Confidentiality.

6.1 You acknowledge that You will have access to information that is treated as confidential and proprietary by the Company, including, without limitation, (a) the existence and terms of this Agreement, (b) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (c) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (d) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (e) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, algorithms, discoveries, inventions, improvements, concepts, data, processes, techniques, research and development, hardware, APIs, schematics, trade secrets, know-how and ideas; and (f) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents, in each case whether spoken, written, printed, electronic or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that You develop in connection with the Services, including but not limited to any Deliverables, shall be subject to the terms and conditions of this clause. You agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. You shall notify the Company immediately in the event You become aware of any loss or disclosure of any Confidential Information.

6.2 Confidential Information shall not include information that:

(a) is or becomes generally available to the public other than through Your breach of this Agreement; or

(b) is communicated to You by a third party that had no confidentiality obligations with respect to such information.

6.3 Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. You agree to provide written notice of any such order to an authorized officer of the Company within two (2) days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion.

7.	Representations and Warranties.

7.1 You represent and warrant to the Company that:

(a) You have the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of Your obligations in this Agreement;

(b) You are entering into this Agreement with the Company and Your performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which You are subject;

(c) You have the required skill, experience and qualifications to perform the Services, You shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and You shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;

(d) You shall perform the Services in compliance with all applicable federal, state and local laws and regulations;

(e) the Company will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind; and

(f) all Deliverables are and shall be Your original work (except for material in the public domain or provided by the Company) and do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation or other entity.

7.2 The Company hereby represents and warrants to You that:

(a) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and

(b) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

8. Indemnification.

8.1 You shall defend, indemnify and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from:

(a) bodily injury, death of any person or damage to real or tangible, personal property resulting from Your acts or omissions; and

(b) Your breach of any representation, warranty or obligation under this Agreement.

8.2 The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to You.

9. Termination.

9.1 Unless You and the Company otherwise agree, the Company or You may terminate this Agreement without cause upon ten (10) days’ written notice to You.

9.2 The Company may terminate this Agreement, effective immediately upon written notice to You, in the event that You breach this Agreement, and such breach is incapable of cure, or with respect to a breach capable of cure, You do not cure such breach within ten (10) days after receipt of written notice of such breach.

9.3 Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, You shall promptly:

(a) deliver to the Company all Deliverables (whether complete or incomplete) and all hardware, software, tools, equipment or other materials provided for Your use by the Company.

(b) deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on the Confidential Information.

9.4 The terms and conditions of this clause and Section 4, Section 5, Section 6, Section 7, Section 8, Section 10, Section 11 and Section 12 shall survive the expiration or termination of this Agreement.

10. Other Business Activities. You may be engaged or employed in any other business, trade, profession or other activity which does not place You in a conflict of interest with the Company; provided, that, during the Term, You shall not be engaged in any business activities that do or may compete with the business of the Company.

11. Assignment. You shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void.

12. Miscellaneous.

12.1 You shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

12.2 All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

12.3 This Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

12.4 This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

12.5 This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule. Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in New York County, New York in any legal suit, action or proceeding arising out of or based upon this Agreement or the Services provided hereunder.

12.6 If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

12.7 This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

INTEGRAL AD SCIENCE HOLDING, CORP.

BY:	/s/ Lisa Utzschneider
Name: Lisa Utzschneider
Title: CEO

ACCEPTED AND AGREED:

INDEPENDENT CONTRACTOR

By:	/s/ Jill Putman
Name: Jill Putman